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                                  LEASE

         This LEASE made as of this ____ day of ________, 1997, between FIRST INDUSTRIAL PENNSYLVANIA, L.P., a Delaware limited partnership (the "Landlord"), and HENRY SCHEIN (LANCASTER, PA.) INC., a Pennsylvania corporation (the "Tenant").

                               BACKGROUND

         The Premises (hereinafter defined) is a portion of certain property (the "Property") located partly in Denver Borough, and partly in East Cocalico Township, Lancaster County, Pennsylvania. The Property consists of the land with the buildings and improvements now or hereafter erected thereon, as more particularly described on Exhibit "Legal Description". Tenant desires to lease that portion of the Property consisting of approximately 412,711 square feet of the main warehouse building (exclusive of interior docking area) on the Property (the "Building"), as more particularly shown on Exhibit "Premises" (the "Premises").

                               ARTICLE ONE
                               Term/Demise

         1.1. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, upon the terms and conditions of this Lease, for a term (the "Term") commencing on the Commencement Date (hereinafter defined) and expiring on the last day of the one-hundredth twentieth (120th) calendar month following the Commencement Date, together with
(a) the exclusive right to use for parking fifteen (15) tractor trailers the areas designated as the "Schein Trailer Area" on Exhibit "Site Plan" attached hereto (the "Schein Trailer Area"), (b) the exclusive right to use for parking family vehicles of Tenant's employees, invitees and guests the area shown designated as "Schein Parking Area" on Exhibit
"Site Plan" attached hereto, and (c) the non-exclusive right to use only for their intended purposes the roads, sidewalks, driveways, parking areas and landscaped areas on the Property intended for the common use of the tenants of the Property and others to whom Landlord has granted or may grant such rights (together with the Schein Trailer Area and the Schein Parking Area, the "Common Areas"). Notwithstanding anything contained in this Lease to the contrary, Tenant shall not have the right to park tractor trailers on any portion of the Common Areas, except for the Schein Trailer Area.

         1.2. The Term shall commence and Rent (as hereinafter defined) shall begin to accrue on March 1, 1998 (the "Commencement Date").

         1.3. Landlord shall prepare the Premises for Tenant's initial occupancy in accordance with the plans and specifications for the Premises, which plans and specifications are attached hereto as Exhibit "Specifications"
(the "Specifications"). Landlord reserves the right, however; (i) to make substitutions of material of equivalent grade and quality when and if specified material shall not be readily and reasonably available, and
(ii) to make reasonable changes necessitated by conditions met in the course of construction which changes shall not substantially deviate from the intended results of the Specifications, provided, however, that no such

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substitutions or changes shall materially alter the appearance or utility of the furnished Premises as intended by the Specifications. The Premises shall be deemed to be substantially completed on the date when the Borough of Denver or the Township of East Cocalico as applicable, has issued a certificate of occupancy for the Premises and the Premises have been substantially completed in accordance with the Specifications under this Section 1.2, except for (i) such items of finishing and construction of a nature which are not necessary to make the Premises reasonably tenantable for Tenant's use and (ii) items not then completed because of a Tenant Delay (hereinafter defined) (the "Substantial Completion Date"). Landlord shall give Tenant notice of the Substantial Completion Date.

         1.4. The Specifications anticipate that Landlord's work pursuant to
Section 1.3 shall be completed in Phases, delineated in the Specifications as Phases I through VB, Office Phase and Exterior. For purposes of this Section 1.4 only, the term "substantially completed" shall mean that a Phase has been completed to the extent necessary to allow the Tenant to install racking and conveyance equipment in the area related to such Phase. In the event that Phases I, II, III and IV (collectively, the "Key Phases") are not substantially completed by April 1, 1998 because of delays due to governmental intervention (not caused by Landlord's violation of law), Tenant Delay (hereinafter defined), unusual scarcity of or inability to obtain labor or materials, strikes, walkouts or similar labor difficulties, casualty or any other causes not within Landlord's reasonable control (collectively, "Uncontrollable Delays"), Landlord shall not be subject to any liability to Tenant, and no such failure to substantially complete the Key Phases by April 1, 1998 shall in any respect affect the validity of this Lease or any obligation of the Tenant hereunder. In the event and to the extent that the Key Phases are not substantially completed by April 1, 1998 for reasons other than Uncontrollable Delays, Basic Rent reserved hereunder shall be abated for the number of days beyond April 1, 1998 by which substantial completion of the Key Phases is delayed for such reasons other than Uncontrollable Delays (which abatement shall be Tenant's sole and exclusive remedy for such delay). As used in this Lease, the term "Tenant Delay" shall mean any delays resulting from changes in the work to be performed by Landlord which are required by Tenant or any delays resulting from any activity or the performance of any work in or about the Premises or Property by Tenant or any of its employees, agents or contractors. Landlord acknowledges that Tenant is not expected to deliver a detailed scope of work for the office area until December 31, 1997 and agrees that failure of Tenant to provide such detailed scope of work prior to December 31, 1997 shall not constitute Tenant Delay.


         1.5. Landlord presently estimates that the Substantial Completion Date will be May 1, 1998 (the "Scheduled Commencement Date"). If the Premises are not substantially completed by the Scheduled Commencement Date because of Uncontrollable Delays, Landlord shall not be subject to any liability to Tenant and no such failure to complete the Premises by the Scheduled Commencement Date shall in any respect affect the validity of this Lease or any obligation of the Tenant hereunder. In the event and to the extent that the Premises are not substantially completed May 1, 1998 for reasons other than Uncontrollable Delays, time being of the essence, the Tenant shall receive a credit against Basic Rent equal to
(a) two hundred percent (200%) of the daily Basic Rent accrual times (b) the number of days beyond May 1, 1998 by which the Substantial
Completion Date is delayed for such reasons other than Uncontrollable
Delays (which credit shall be Tenant's sole and exclusive remedy for such delay).


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         1.6. Within ten (10) days after the Substantial Completion Date,
Landlord and Tenant, and their respective construction representatives, shall inspect the Premises and shall prepare a punchlist of work required under Section 1.2 not then actually completed by Landlord (the "Punchlist Inspection"); Landlord agrees that Landlord shall complete with commercially reasonable speed and diligence the items specified on such punchlist. Provided that Tenant notifies Landlord within sixty (60) days after the Commencement Date of latent defects in work required under Section 1.2 which could not have been reasonably discovered at the time of the Punchlist Inspection, Landlord shall correct with commercially reasonable speed and diligence any such latent defects of which Landlord is notified within sixty (60) days after the Commencement Date.

         1.7. Subject to Landlord's reasonable requirements imposed to assure that Landlord and Landlord's contractors can work on the Building and the Premises without interference or delay, Tenant shall have access to the Premises during normal working hours prior to the Commencement Date only for the purpose of installing Tenant's racking and other equipment within the Premises and stocking inventory prior to commencement of operations. In performing such work, Tenant shall be bound by all of the obligations of Tenant under this Lease including specifically, without limitation, the requirements of Article 7. Landlord and Tenant each agree to use reasonable efforts to coordinate their respective work with the other so as to achieve the Substantial Completion Date.

         1.8. The first lease year of the Term shall commence on the Commencement Date and shall end on the day immediately preceding the first anniversary of the Commencement Date. Each subsequent lease year shall be a period of twelve months, commencing on the day immediately following the expiration of the prior lease year and expiring on the day immediately preceding the anniversary of the commencement of such lease year.


         1.9. On a single occasion only, at any time prior to or during the Term, Tenant may at its sole cost and expense retain a licensed engineer or architect ("Tenant's Professional") who shall furnish to both parties measurements, expressed in terms of rentable square feet, of the Premises and the Building. In the event that Tenant's Professional certifies to a measurement which varies more than 2,000 square feet from the 412,711 square feet represented by Landlord in the Lease (any smaller discrepancy being deemed "de minimus" and of no consequence), Landlord shall either (i) agree to and execute an amendment to this Lease adjusting the rentable square footage of the Premises and/or the rentable square footage of the Building in accordance with the measurement(s) of Tenant's Professional and acknowledging the resulting change in Tenant's Proportionate Share or (ii) retain, at its sole cost and expense, a licensed architect or engineer ("Landlord's
Professional") to provide a certification as to the actual rentable square footage of the Premises and/or the Building, as appropriate. In the event that Landlord elects "(ii)" above and Landlord's Professional certifies as to a measurement which varies by 8,000 square feet or less from the measurement furnished by Tenant's Professional, the two measurements shall be added, with the sum divided by two and the resulting average measurement shall be deemed for all purposes under the lease to be the actual measurement. In the event that Landlord elects "(ii)" above and Landlord's Professional certifies as to a

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measurement which varies by more than 8,000 square feet from the measurement furnished by Tenant's Professional, then Landlord's Professional and Tenant's Professional shall attempt to reach a consensus regarding the measurement(s) in dispute, failing which Landlord's Professional and Tenant's Professional shall jointly select a third professional (the "Third Professional"), whose fees shall be shared equally by the parties, to certify as to the measurement in dispute. The certification and measurement findings of the Third Professional shall be conclusive and binding upon the parties hereto.

            Tenant shall have an additional one time right to obtain a measurement of the Premises and the Building in the event that Landlord and Tenant, or their respective successors, enter into an agreement for the lease of any additional space in the Building, as the same shall then exist or in the event that Landlord expands the Building. Any dispute as to such measurement(s) shall be resolved as set forth in the immediately preceding paragraph.

                               ARTICLE TWO
                                   Use

         2.1. Tenant shall use the Premises only for assembling, packaging, labeling, warehousing and distributing pharmaceutical products that are not Hazardous Materials (hereinafter defined), with appurtenant offices, employee cafeteria, and vending machine area, and for no other purposes. Notwithstanding anything to the contrary contained in this Section 2.1, Tenant shall have the right:


              (a) to assemble, package, label, warehouse and distribute pharmaceutical products and related products used in medical offices which are, or which have components which are, Hazardous Materials provided: (i) such products are not inherently flammable or explosive and (ii) such products are assembled, packaged, labeled, stored, used and disposed of in accordance with all applicable laws, ordinances and regulations and the other requirements of this Lease; and

              (b) to use in conducting Tenant's operations at the Premises
(i) propane in the operation of Tenant's forklifts, (ii) materials and supplies required for use by Tenant in servicing its truck fleet, (iii) cleaning substances or materials in commercially reasonable amounts which are customarily used in commercial warehouse operations provided that the items described in this subsection (b) shall be used, stored and disposed of in accordance with all applicable laws, ordinances and regulations and other requirements of this Lease.

                              ARTICLE THREE
                                  Rent

         3.1. Tenant agrees to pay to Landlord, promptly when due, without notice or demand and without deduction or set-off of any amount for any reason whatsoever, except as may be expressly set forth in this Lease, as basic rent for the Premises ("Basic Rent") during the Term the annual amount set forth on Exhibit "Basic Rent" attached hereto and hereby made a part hereof.

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         3.2. Basic Rent is payable in equal monthly installments of one-twelfth of the annual amount in advance, on or before the first day of each calendar month during the Term.

         3.3. All amounts payable by Tenant to Landlord under the terms of this Lease shall be paid to Landlord at 311 South Wacker Drive, Suite 4000,
Chicago, Illinois 60606, or to such other entity or place as Landlord may from time to time designate by written notice to Tenant.

         3.4. All amounts payable by Tenant pursuant to this Lease other than Basic Rent are additional rent ("Additional Rent") (Basic Rent and
Additional Rent collectively being referred to as "Rent"), and Landlord shall have the same rights and remedies for nonpayment of Additional
Rent as Landlord has for nonpayment of Basic Rent.

                              ARTICLE FOUR
                            Taxes; Utilities

         4.1. Throughout the Term, Tenant shall pay to Landlord Tenant's Proportionate Share of all Taxes (as those terms are defined below). Tenant shall pay to Landlord, at the time when the monthly installment of Basic Rent is payable, an amount equal to one-twelfth (1/12th) of the estimated annual Taxes for each Tax Year during the Term as reasonably estimated by Landlord. Tenant shall also pay to Landlord, within ten
(10) days after receipt of Landlord's notice, the amount by which Tenant's Proportionate Share of the Taxes becoming due exceeds the monthly payments on account thereof previously made by Tenant to Landlord pursuant to the preceding sentence, which obligation of Tenant shall survive the termination of this Lease. Any overpayment of Taxes shall be credited against the next installments of Taxes due hereunder or, at the option of Tenant, repaid to Tenant (net of any sums then past due to Landlord under this Lease) upon the later of (i) within thirty
(30) days after the end of the month in which such overpayment occurs or
(ii) at the time such excess is refunded by any mortgagee escrowing Taxes to Landlord, but in no event later than sixty (60) days after the end of the month in which such overpayment occurs. The amounts paid by Tenant pursuant to this Section 4.1 shall be used to pay the Taxes, but such amounts shall not be deemed to be trust funds and no interest shall be payable thereon. Taxes payable for the Tax Years in which the Term begins and ends shall be prorated to correspond to that portion of such Tax Years occurring within the Term (calculated on the basis of 365 day Tax Years).

         As used in this Lease, the term "Taxes" means all taxes, liens, charges, imposts and burdens, general and special assessments of every kind and nature, ordinary and extraordinary, assessed or imposed by any governmental authority on or with respect to the Premises or the Property, or both, which Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operating of the Premises or the Property, or both, including any such Taxes which are levied or assessed in lieu of all or any part of Taxes or an increase in Taxes as provided in Section 4.2.

         As used in this Lease, the term "Tax Year" shall mean each calendar year, or such other period of twelve (12) months as hereafter may be duly adopted by any applicable governmental

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or quasi-governmental body or authority or special service district imposing Taxes on the Property or Premises, or both, as its fiscal year for purposes of Taxes, occurring during the Term.

         As used in this Lease, the term "Tenant's Proportionate Share" means the ratio that the number of rentable square feet in the Premises bears to the number of rentable square feet of building space on the Property, as such number may change from time to time.

         4.2. Nothing herein contained shall be interpreted as requiring Tenant to pay any income, excess profits, corporate capital stock, franchise, succession, transfer, gift, estate or inheritance tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any Taxes or an increase in any Taxes. If under the requirements of any state or local laws with respect to such new method of taxation, Tenant is prohibited from paying such new tax which is in lieu of all or any part of any Taxes or any increase in Taxes, Landlord may, at its election, require that Tenant enter into a new lease for the balance of the Term, upon all of the same terms and conditions as this Lease, but which provides for a net rent to Landlord after the imposition of such tax, which is equal to the Rent payable hereunder, or Landlord may elect to amend this Lease to achieve the same economic result.

         4.3. Notwithstanding the foregoing provisions of this Article Four, Landlord from time to time during the Term may elect to waive the requirement for payment of monthly installments on account of Taxes and, in such case, Tenant shall pay the full amount of any unpaid Taxes within fifteen (15) days after Tenant receives any bill for Taxes from Landlord which, notwithstanding the foregoing, may be sent to Tenant at any time and from time to time for any Tax Year. Such election by Landlord shall not preclude Landlord from thereafter requiring Tenant to commence paying monthly installments on account of Taxes as set forth above in this Article Four.

         4.4. Tenant shall purchase all metered utilities in Tenant's name and shall pay, prior to any late payment or delinquency dates, all charges for water, sewer, electricity, gas, fuel, heat, telephone, and other utility services used on the Premises during the Term. Tenant shall pay Landlord within fifteen (15) days after being billed therefor for any utility services which are submetered to the Premises, and shall pay, as a component of Operating Expenses, any for any utility services which are provided to Tenant in common with another tenant or tenants in the Building and are not submetered to the Premises. Landlord is not required to furnish to Tenant any of the foregoing or other facilities or services of any kind whatsoever. Landlord reserves the right, without any liability to Tenant and without affecting Tenant's covenants and obligations under this Lease, to stop service of the HVAC, electric, sanitary, elevator (if any), or other systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord in good faith deems necessary or (ii) any other cause beyond Landlord's reasonable control. Further, it is also understood and agreed that Landlord shall have no liability or responsibility for an interruption or cessation of services to the Premises or to the Property that occurs as a result of causes beyond Landlord's reasonable control. No such interruption or cessation of service shall be deemed an eviction or disturbance of Tenant's use and possession of the Premises or any part thereof, or render

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Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant's obligations under this Lease, including, but not limited to, the obligation to pay Rent.

                              ARTICLE FIVE
                        Insurance and Restoration


         5.1. Landlord shall maintain and keep in effect or cause to be maintained and kept in effect such insurance as it deems commercially reasonable, including, without limitation, (i) insurance against loss or damage to the Premises or other buildings and improvements on the Property owned by Landlord by fire and such other casualties as may be included within fire and extended coverage insurance, in an amount equal to the full replacement costs of such buildings and improvements, and
(ii) commercial general liability insurance against claims for bodily injury, death and property damage in and about the Property owned by Landlord. Landlord shall, prior to the Commencement Date, and at least thirty (30) days prior to the expiration of each policy required under this Article, deliver to Tenant a certificate evidencing the foregoing insurance or renewal thereof, as the case may be. Each policy of insurance required by this Section 5.1 shall shall contain the insurer's waiver of subrogation against Tenant and shall be issued by an insurer licensed to do business in Pennsylvania. Landlord shall use reasonable efforts to cause such certificate to provide that it shall not be canceled without at least thirty (30) days prior written notice to Tenant.

         5.2. Throughout the Term, Tenant shall pay to Landlord, as Additional Rent and as part of Tenant's Proportionate Share of Operating Expenses payable under Article Ten, Tenant's Proportionate Share of all premiums to be paid by Landlord for all insurance maintained by Landlord with respect to the Property (except for extraordinary insurance that may be necessitated solely by the use of another portion of the Property by another tenant).

         5.3. Tenant, at Tenant's sole cost and expense, shall maintain and keep in effect the following insurance coverages throughout the Term:

              (a) insurance against liability for bodily injury (including death) and property damage in or about the Property under a policy of commercial general liability insurance and umbrella liability (if necessary), on an occurrence basis (and including, without limitation, contractual liability coverage for liabilities assumed by Tenant under this Lease) and with such limits as to each as may be reasonably required by Landlord from time to time, but not less than $5,000,000, combined single limit each occurrence;

              (b) business automobile liability insurance including owned, hired and non-owned automobiles, on an occurrence basis and with such limits as may be reasonably required by Landlord from time to time, but not less than $5,000,000 combined single limit;

              (c) causes of loss-special form insurance upon Tenant's personal property, fixtures and leasehold improvements and items stored on the Premises by Tenant for the full replacement costs thereof (subject, however, to the deductible permitted under Section 5.4);

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              (d) workers' compensation insurance in statutorily required amounts and employers liability (with umbrella liability if necessary), with such limits as may be reasonably required by Landlord from time to time, but not less than $1,000,000 each accident/disease - policy limit/disease - each employee; and

              (e) warehouseman's legal liability insurance (with umbrella liability, if necessary) in an amount to the greater of $5,000,000 or the full replacement value of property of others in the care, custody, or control of Tenant in, on, or about the Premises or the Property;

              (f) loss-of-income insurance in an amount sufficient to assure that Landlord shall recover the loss of Rent due and owing under this Lease for a period of at least twelve (12) consecutive months; and

              (g) such other policies as are (i) reasonably required by Landlord or any mortgagee or (ii) required by insurers by reason of Tenant's use of or activities at the Premises; provided that any such other policies are customarily required by Landlord or mortgagees of tenants using properties on the vicinity of the Property for purposes and scope of use similar to the Tenant's use and scope of use of the Premises.

         5.4. The policies of insurance required pursuant to Section 5.3 shall name Landlord, and Landlord's mortgagees as additional insured parties, as their interests may appear. Each policy of insurance required by
Section 5.3 shall provide that it shall not be canceled without at least thirty (30) days prior written notice to Landlord and to any mortgagee named in any endorsement thereto; shall contain the insurer's waiver of subrogation against Landlord, shall be issued by an insurer licensed to do business in Pennsylvania and reasonably acceptable to Landlord and Landlord's mortgagee; and shall be in a form reasonably satisfactory to Landlord. Each policy shall provide that no act or omission of Tenant shall affect the obligation of the insurer to pay the full amount of any loss sustained. The total amount of any deductible under any policy of insurance which Tenant is required to maintain pursuant to Section 5.3 shall be no more than $25,000.00.

         5.5. Prior to the Commencement Date, and at least thirty (30) days prior to the expiration of each policy required under this Article, Tenant shall deliver to Landlord certificates in form reasonably acceptable to Landlord evidencing the foregoing insurance or renewal thereof, as the case may be.

         5.6. Each of the parties hereto hereby releases the other, and shall obtain a waiver of subrogation from its insurer, to the extent of the releasing party's required insurance coverage under sections 5.1 and 5.3 and all deductibles, from any and all liability for, or right of recovery against, any loss or damage covered by such insurance which may be inflicted upon the property of such party, or which may be claimed for bodily injury or death, even if such claim, loss or damage shall be brought about by the fault or negligence of the other party, its agents or employees.

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         In addition to the foregoing, Tenant hereby releases Landlord from all claims for loss of profits or earnings which would be covered under a policy of business interruption insurance in an amount sufficient to reimburse Tenant for loss of earnings attributable to loss of occupancy of the Premises for a period of at least one year, as a result of perils included in a standard comprehensive fire or casualty insurance policy or in a business or rent interruption insurance policy. The foregoing release shall apply even if such fire or other casualty shall have been caused by the fault or negligence of Landlord or anyone for whom Landlord is responsible, and shall apply irrespective of whether Tenant is insured for such loss.

         5.7. Tenant will not do anything which would prevent Landlord from procuring either fire insurance on the Premises or public liability insurance with respect to the Property from companies and in a form reasonably satisfactory to Landlord. If Tenant, by its use of the Premises in a manner not permitted under this Lease, shall cause the rate for any insurance maintained by Landlord to be increased, Tenant will pay the amount of such increase as Additional Rent within ten (10) days after being billed therefor.

         5.8. (a) In the event of damage to or destruction of the Premises caused by fire or other casualty, Landlord shall undertake to make repairs as hereinafter provided, unless this Lease is terminated by Landlord or Tenant. In the event that such damage or destruction is due to the gross negligence or willful misconduct of Tenant, Tenant shall be responsible for the first costs incurred for such repairs, up to the amount of the deductible of Landlord's insurance, not to exceed $25,000.00.

              (b) If (i) the damage is of such nature or extent, in the reasonable opinion of Landlord's architect or contractor, such opinion to be delivered to Tenant, in writing, within thirty (30) days after the damage has occurred, that (A) more than one hundred eighty
(180) consecutive days, after commencement of the work, would be required (with normal work crews and hours) to repair and restore the part of the Premises which has been damaged, or (B) such restoration or repairs require the expenditure of more than fifty percent (50%) of the full replacement cost of the Premises prior to such casualty or (ii) less than two (2) years remain on the Term, and Landlord reasonably estimates that the restoration will take one hundred and twenty (120) days or more after the commencement of work, Landlord shall so advise Tenant promptly, and either party, for a period of thirty (30) days thereafter, shall have the right to terminate this Lease by written notice to the other, as of the date specified in such notice, which termination date shall be no later than thirty (30) days after the date of such notice.

         5.9. In the event of such fire or other casualty, if this Lease is not terminated pursuant to the terms of Section 5.8, and if this Lease is then in full force and effect, Landlord shall proceed diligently to restore the Premises to substantially the same size and configuration and with substantially the same improvements existing prior to the occurrence of the damage. Landlord shall not be obligated to repair or restore any alterations, additions or fixtures which Tenant may have installed after the date of the execution of this Lease (whether or not Tenant has the right or the obligation to remove the same or is required to leave the same on the Premises as of the expiration or earlier termination of this Lease) and which are not covered by the insurance required to be carried by Landlord under their Lease, unless Tenant, in a manner reasonably

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satisfactory to Landlord, assures payment in full of such costs as may be incurred by Landlord in connection therewith. If there be any such alteration, fixtures or additions and Tenant does not assure payment of the cost of restoration or repair as aforesaid, Landlord shall have the right to determine the manner in which the Premises shall be restored, as if such alterations, additions or fixtures had not then been made or installed. The validity and effect of this Lease shall not be impaired in any way by the failure of Landlord to complete repairs and restoration of the Premises within one hundred eighty (180) consecutive days after commencement of work, even if Landlord had in good faith notified Tenant that the repair and restoration could be completed within such period, provided that Landlord proceeds diligently with such repair and restoration. Notwithstanding anything to the contrary to the foregoing, if Landlord does not complete restoration of the Premises within the Permitted Restoration Period (hereinafter defined), then, in such event, Tenant may at any time prior to the substantial completion of such work, terminate this Lease whereupon this Lease shall become null and void as of the date of the casualty and neither party shall have any further liability or obligation under this Lease. The term "Permitted Restoration Period" means two hundred ten (210) days after commencement of the work plus an additional period equal to the length of any delays caused by circumstances beyond the reasonable control of Landlord, not to exceed an additional forty-five (45) days.

         5.10. In the case of damage to the Premises which is of a nature or extent that all or a portion of the Premises is rendered untenantable (including, without limitation, untenantability resulting from inaccessibility) during the period of repair and restoration by Landlord, the Rent otherwise payable by Tenant pursuant to this Lease shall be abated for the period of such untenantability in such proportion as the number of rentable square feet of the portion of the Premises rendered untenantable bears to the total number of rentable square feet in the Premises.

                               ARTICLE SIX
                    Rent Absolute and Net to Landlord

         6.1. Landlord shall receive, except as otherwise expressly provided in this Lease, all Basic Rent and all Additional Rent free from any charges, taxes, assessments, fees, impositions, expenses, or deductions of any and every kind or nature whatsoever, and, except as otherwise expressly provided in this Lease, free of all obligation to insure or to repair, restore, or maintain the Premises. Landlord shall not be responsible for any costs, expenses, or charges of any kind or nature respecting the Premises, except as otherwise expressly provided in this Lease. Landlord shall not be required to render any services of any kind to Tenant or to the Premises, except as otherwise expressly provided in this Lease.

                              ARTICLE SEVEN
                           Signs; Alterations

         7.1. Except for signs which are located wholly within the interior of the Premises and which are not visible from the exterior of the Premises, no signs shall be placed, erected, maintained or painted at any place upon the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.
All signs shall be maintained by Tenant in good condition during the Term, and Tenant shall remove all signs at the termination of this Lease and shall repair and restore any damage caused by the installation or removal thereof.

         7.2. Tenant may, from time to time, at its expense, make such alterations, decorations, additions, or improvements to the Premises (hereinafter collectively referred to as "Alterations") in and to the Premises, excluding structural changes, as Tenant may reasonably consider appropriate for the conduct of its business in the Premises; provided, however, that except as provided in Section 7.5. of this Lease, the written consent of the Landlord is first obtained. Landlord's consent to Alterations shall not be unreasonably withheld or delayed, provided that (a) the exterior of the improvements located on the Property shall not be affected; (b) the Alterations are non-structural and the structural integrity of the improvements located on the Property shall not be adversely affected; (c) the Alterations are to the interior of the Premises and no part of the outside of the Premises or the Building shall be affected; (d) the proper functioning of the mechanical, electrical, sanitary and other service systems of the Property shall not be adversely affected and such systems shall not be overburdened by their use by Tenant; (e) the Alternations do not have any effect on other leased premises or tenants on the Property; (f) Tenant shall have appropriate insurance coverage reasonably satisfactory to Landlord regarding the performance and installation of the Alterations; and (g) before proceeding with any Alterations, Tenant shall submit for Landlord's approval plans and specifications for the work to be done and Tenant shall not proceed with such work until it has received such approval. Landlord's approval of such Alterations under the immediately preceding sentence shall be deemed to have been given if Landlord does not send notice of disapproval to Tenant within fifteen
(15) days after Landlord has received all of the plans and specifications for the Alterations from Tenant. If the costs of the alterations exceeds one hundred thousand dollars ($100,000.00), Tenant shall obtain and deliver to Landlord (if so requested) either (i) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in Pennsylvania) each in an amount equal to one hundred fifteen percent (115%) of the estimated cost of the Alterations and in form satisfactory to Landlord, or (ii) such other security as shall be reasonably satisfactory to Landlord.

         7.3. Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for the final approval thereof upon completion, and shall cause the Alterations to be performed in compliance therewith and in compliance with all applicable laws and requirements of public authorities and with rules and regulations promulgated by Landlord in Landlord's reasonable discretion or any other restrictions that Landlord may, in the exercise of reasonable discretion, impose on the Alterations provided, the same do not conflict with the terms of this Lease. Tenant shall not commence any Alterations without having first demonstrated, to Landlord's reasonable satisfaction, that all required permits and certificates have been obtained. The Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the then quality and class standards of the Premises and Building. Alterations shall be performed by contractors first approved by Landlord (which approval shall not be unreasonably withheld or delayed), and Tenant's agents, contractors, workmen, mechanics, suppliers and invitees shall work in harmony, and not interfere with, Landlord and its agents and contractors
(if any) or the Premises. Tenant shall, and hereby does, indemnify, defend, and hold Landlord and Agent harmless from any and all claims, damages or losses of any nature (including reasonable fees of attorneys of Landlord's choosing), suffered by Landlord, as a result of, or due to, or arising from, the performance of any Alterations by, or on behalf of, Tenant. Tenant acknowledges that any Alterations commenced or performed in violation of any provision of this Article Seven shall cause Landlord irreparable injury, and Landlord shall have the right to seek to enjoin any such violations by injunction or other equitable relief. All Alterations except Tenant's trade fixtures (including its machinery and conveyance equipment) shall be and remain part of the Premises, and shall not be removed by Tenant, unless in connection with Landlord's approval of the Alterations, Landlord requires Tenant to remove them, at Tenant's sole expense, at the expiration or sooner termination of the Term or if such Alterations are made pursuant to
Section 7.5 of this Lease unless Landlord requires Tenant to remove them at Tenant's sole expense, at the expiration or sooner termination of the Term by written notice to Tenant within sixty (60) days after their completion; in performing such removal, Tenant shall restore the Premises to its condition prior to such Alteration, shall repair any damage caused by such removal, and shall otherwise comply with this
Article 7.

         7.4. Tenant shall not permit any mechanics or materialmen's liens to attach to the Premises, Tenant's leasehold estate, or the Property.

Tenant shall and hereby does defend, indemnify, and hold Landlord harmless from and against any and all mechanics and other liens and encumbrances filed in connection with Alterations or any other work, labor, services, or materials done for or supplied to Tenant, or any person claiming through or under Tenant including, without limitation, security interests in any materials, fixtures or articles installed in and constituting a part of the Premises and against all costs, expenses, and liabilities (including reasonable fees of attorneys of Landlord's choosing) incurred in connection with any such lien or encumbrance or any action or proceeding brought thereon. Tenant, at its expense, shall procure the satisfaction or discharge of record (which discharge of record may be by posting of a bond or other security as required by law) of all such liens and encumbrances within thirty (30) days after the filing thereof. In the event Tenant has not so performed, Landlord may, at its option, after ten (10) day's notice to Tenant, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord for all costs and expenses incurred in connection therewith, together with interest thereon at the rate set forth in Section 26.4 below, which expenses shall include reasonable fees of attorneys of Landlord's choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises, Tenant's leasehold estate, or the Property or any part thereof.

         7.5. Notwithstanding anything to the contrary contained in this Article Seven, Tenant may make Minor Alterations (as hereinafter defined) without Landlord's prior consent provided, however, that:

              (a) Tenant shall first have given Landlord at least fifteen (15) days prior written notice of its intention to commence such construction, which notice shall be accompanied by plans and specifications for the work to be performed; and

              (b) Tenant shall comply with the other provisions of Sections 7.2(a-f), 7.3 and 7.4 of this Lease.

For purposes of this Lease, the term "Minor Alterations" shall mean any alteration complying with this Section 7.5 and involving a cost of less than Fifty Thousand Dollars ($50,000.00), provided that, for the purpose of determining such cost, multiple construction or alteration projects shall be aggregated to the extent that they are related to each other, whether undertaken simultaneously or sequentially.

         7.6. Notwithstanding anything to the contrary contained in this Article 7, Landlord shall not unreasonably withhold or delay consent to the following Alterations which may be partially structural in nature, provided that such Alterations do not adversely effect the structural integrity of the Building and Tenant shall comply with the other provisions of Sections 7.2, 7.3 and 7.4 of this Lease: construction of a cafeteria, extension of the mezzanine, enclosing of dock doors, removal of the shipping office and creation of additional access ways through the existing fire walls in the Premises.


                              ARTICLE EIGHT
                                 Repairs

         8.1. Except for the items specified in Section 8.3, Tenant at its own cost and expense shall keep the interior of the Premises including, without limitation, the lighting and other units, equipment and systems in connection with the Premises, and all other parts of the Premises in good order and condition and will make all necessary repairs and replacements thereto, ordinary and extraordinary, foreseen and unforeseen, and will make all necessary replacements thereto when necessary. Tenant shall hire and pay for all security, cleaning, custodial and janitorial services for the Premises. All glass, both interior and exterior, is the sole responsibility of Tenant, and any broken glass shall promptly be replaced by Tenant at Tenant's expense with glass of the same kind (to the extent permitted by applicable building codes), size and quality.

         8.2. All repairs and replacements required of Tenant hereunder shall be promptly made with new materials of like kind and quality and shall be made subject to Tenant's compliance with Article Seven.

         8.3. Landlord shall maintain in good order and repair at Landlord's sole cost and expense the structure and roof of the Building. Landlord shall maintain, repair and replace, or cause to be maintained, repaired and replaced, the Common Areas, the exterior of the Building and the plumbing, electrical, sprinkler and heating, ventilating and air conditioning units, equipment and systems serving the Premises, so as to keep the same in good order and repair; except as otherwise provided in Sections 8.4 and 8.5 below, the costs of such maintenance, repair and replacement shall be a part of the Operating Expenses as set forth in Article Ten.

         8.4. Notwithstanding the provisions of Section 8.3, but subject to the limitations of this Section 8.5, Tenant shall be fully responsible for the costs of maintaining, repairing and replacing any plumbing, electrical, sprinkler and heating, ventilating and air conditioning units, equipment and systems, or portions thereof, which exclusively serve the Premises and no other portion of the Building.

         8.5. Landlord agrees that repairs and replacements (as opposed to maintenance) to the plumbing, electrical, sprinkler and heating, ventilating and air conditioning units, equipment and systems shall not be included in Operating Expenses, but shall be billed directly to Tenant as such expenses occur. Tenant shall be responsible for (i) Tenant's Proportionate Share of the costs of such repairs and replacements to such systems which serve the Premise in common with one or more other tenants, and (ii) the entire cost of such repairs and replacements to such systems which serve only the Premises; provided, however, that Tenant's obligation to reimburse Landlord for costs pursuant to this Section 8.5 shall be limited, in any one calendar year to (i) up to $15,000 for repairs and replacements to the heating, ventilating and air conditioning units, equipment and systems and (ii) up to $25,000 in the aggregate for repairs and replacements to the plumbing, electrical and sprinkler systems serving the Premises.

         8.6. The obligations of Landlord to maintain the items specified in
Section 8.3 and to bear certain costs pursuant to Sections 8.3 and 8.5 does not include any maintenance, repairs or replacements due to the negligence or willful misconduct of Tenant, its employees, agents, contractors, or invitees; or to alterations made by Tenant, all of which shall be the sole responsibility of Tenant and shall be made by Tenant at Tenant's sole expense and in compliance with Article Seven

                              ARTICLE NINE
               Rules and Regulations; Compliance with Laws

         9.1. Tenant, at all times during the Term hereof, and at its sole cost and expense, agrees:

              (a) to take such available legal action, if any, as may be necessary to bring about the cessation of any work stoppage, picketing or labor activity by Tenant's employees or against Tenant, which may materially interfere with the operation of or access to the Property or any work being performed or to be performed in or about the Property.

              (b) to pay promptly and when due, all taxes, licenses, fees, assessments or other charges levied or imposed upon the business of Tenant or upon any fixtures, furnishings or equipment in, on or at the Premises; to pay Landlord any use and occupancy tax which Landlord is legally obligated to collect from Tenant;

              (c) not to commit, permit or allow any waste, damage or nuisance to or on the Property or any portion(s) thereof, or use, permit or allow the plumbing facilities to be used for any purpose injurious to same or dispose of any garbage or any other foreign substance therein, or place a load on any floor in the Premises which would damage the floor or install, attach, operate or maintain in the Premises any heavy equipment or apparatus without the consent of Landlord, or install, operate or maintain in the Premises any electrical equipment which would overload the electrical system therein, or any part thereof, beyond its capacity for proper and safe operation as reasonably determined by Landlord;

              (d) not to use, permit or allow the Premises to be used in any manner which would be illegal or constitute a nuisance because of the emission of noise, smoke, dust or odors or which could damage the Premises or the Property, or be a nuisance or menace to or interfere with, any other occupants or the public, or, pursuant to any applicable governmental law or requirement, require any plan or bond to be furnished or require any work to be performed to cure or correct any condition created by Tenant, or be for a purpose not permitted by this Lease (and Landlord agrees to cause a provision substantially similar to this Section 9.1(d) to be included in every lease of space in the Building);

              (e) to comply with the requirements of all suppliers of utility services to the Premises and not to suffer or permit knowingly any act or omission, the consequence of which could be to cause the interruption, curtailment, limitation or cessation of any utility service to the Property;

              (f) not to assemble, package, label, store or discharge or otherwise use any Hazardous Materials, flammable, explosive, poisonous or other hazardous or dangerous substances on the Premises, except in accordance with Sections 2.1(a) and 2.1(b) of this Lease; and

              (g) not to block or obstruct or otherwise impede access by others through or across the Common Areas.

         9.2. Tenant, at its sole cost and expense, agrees to promptly comply with all rules and regulations reasonably established by Landlord from time to time with respect to the Property. Landlord agrees not to enforce rules and regulations in a discriminatory manner. Such rules and regulations shall not conflict with the provisions of this Lease. In the event of any such conflict between the provisions of this Lease and such rules and regulations, the provisions of this Lease shall prevail.

         9.3. The term "Legal Requirements" as used in this Lease means all present and future laws, orders, ordinances, rules, regulations and requirements of any lawful authorities and the orders, rules and regulations of the appropriate Board of Fire Underwriters or similar body, and all requirements of insurance companies writing policies covering the Premises. Tenant shall at Tenant's expense promptly comply with all Legal Requirements relating to or applicable to the use or occupancy of the Premises by Tenant (including, without limitation, the Americans With Disabilities Act). Tenant shall pay all costs, expenses, claims, and penalties, that may in any manner arise out of the failure of Tenant to comply with the requirements of this section.

                               ARTICLE TEN
                           Operating Expenses

         10.1. Tenant shall pay to Landlord, Tenant's Proportionate Share of all expenses incurred or paid by Landlord in connection with the maintenance, operation, repair, or replacement of (a) the Common Areas, and (b) all other portions of the Property (not including the buildings thereon, except as expressly set forth in this Section 10.1), even if such portions of the Property (not including the buildings thereon, except as expressly set forth in this Section 10.1) are reserved for the exclusive use of others (unless those having such exclusive right of use pay the entire expense of maintenance, operation, repair and replacement of such portion of the Property reserved for such exclusive use). Such expenses shall include, without limitation, (a) the costs of (1) cleaning, maintenance, repair and replacement of the roads, sidewalks, parking areas, and driveways on or adjoining the Property, including the cost of snow and ice removal; (2) repaving and restriping paved portions of the Property; (3) maintenance, repair and replacement of all landscaped areas on the Property; (4) maintenance, operation, repair and replacement of the lighting of the Property (not including the buildings thereon); (5) repairs and replacements of the systems referred to in
Section 8.5. which serve the Premises in common with other tenants; (6) utility services which are provided to Tenant in common with another tenant or tenants in the Building and are not submetered to the Premises; (7) insurance carried by Landlord; (8) compliance with Legal Requirements affecting the Common Areas and all other portions of the Property (not including the buildings thereon), and (b) a management/administrative fee equal to two and twenty six hundredths percent (2.26%) of the annual Basic Rent per year. All sums payable under this Section 10.1 shall be referred to in this Lease collectively as the "Operating Expenses."

         The term "Operating Expenses" shall not include (1) the salaries or benefits of any executive officers of Landlord; (2) any repairs or replacements necessitated by the negligence or willful misconduct of Landlord or any other tenant of the Property; (3) debt service or refinancing costs; (4) legal fees related to negotiation or enforcement of leases or any mortgages applicable to the Property; (5) depreciation of the Building; (6) interest or penalties to Landlord's late payment; (7) advertising costs; (8) leasing commissions and costs reimbursed by other tenants or insurance proceeds; (9) the cost of remediating any environmental condition existing as of the date of the Lease; or (9) the salary of an offsite manager. In the event of any capital expense incurred by Landlord to maintain, operate, repair or replace the Common Areas and all other portions of the Property (not including the buildings thereon, except as expressly set forth in
Section 10.1), the annual amortization of such expenditure (calculated by dividing the amount of the expenditure over the useful life of the improvement) shall be deemed an Operating Expense for each year of such period.

         10.2. Tenant shall pay to Landlord at the time when the monthly installment of Basic Rent is payable, an amount equal to one-twelfth (1/12th) of Tenant's Proportionate Share of the annual Operating Expenses as reasonably estimated by Landlord. Such estimate shall generally itemize the Operating Expenses and may be reasonably changed by Landlord from time to time, whereupon the amounts payable hereunder shall change (so that amounts payable by Tenant shall be sufficient to pay in full Tenant's Proportionate Share of the annual Operating Expenses, as reasonably estimated by Landlord, over the balance of the calendar year). Tenant shall also pay to Landlord within ten (10) days after a statement is rendered for the applicable calendar year (the "Operating Expense Statement") the amount by which Tenant's Proportionate Share of the Operating Expenses for such calendar year exceeds the monthly payments on account thereof previously made by Tenant. Any overpayment of Operating Expenses shall be credited against the next installments of Tenant's Proportionate Share of Operating Expenses due hereunder or, at the option of Tenant, repaid to Tenant (net of any unpaid sums due to Landlord under this Lease) within thirty (30) days after the end of the month in which the Operating Statement is issued. The Operating Expense Statement shall set forth the Operating Expenses for the prior year in reasonable detail. Tenant shall have the right to review Landlord's records relative to Operating Expenses during normal business hours at the office at which Landlord maintains such records. If Tenant desires to review Landlord's records, Tenant shall give Landlord notice thereof within ninety (90) days following the furnishing of the Operating Expense Statement to Tenant. Such review shall be completed by Tenant, if at all, within sixty (60) days following the giving of such notice by Tenant to Landlord. The amounts paid by Tenant pursuant to this Section
10.2 shall be used to pay the Operating Expenses, but such amounts shall not be deemed to be trust funds and no interest shall be payable thereon.

                             ARTICLE ELEVEN
                        Landlord's Right of Entry

         11.1. Tenant shall permit Landlord and the authorized representatives of Landlord and of any mortgagee or any prospective mortgagee, prospective purchaser or tenant to enter the Premises at all reasonable times and with a representative of Tenant upon two days prior notice (except no notice shall be required in the event of emergency), for the purpose of
(a) inspecting or showing the same, or (b) performing any obligations of Landlord under this Lease, or (c) correcting any defaults by Tenant under this Lease. Landlord will exercise reasonable efforts to minimize interference with the operations of Tenant, but shall not be liable for inconvenience, annoyance, disturbance or other damage to Tenant by reason of making any repair or by bringing or storing materials, supplies, tools and equipment in the Premises during the performance of any work (except for damage caused by Landlord's negligence or willful misconduct), and, except as otherwise expressly provided for in this Lease, the obligations of Tenant under this Lease shall not be thereby affected in any manner whatsoever.

                             ARTICLE TWELVE
                             Indemnification

         12.1. Subject to the provisions of Section 5.6, Tenant will indemnify Landlord and save Landlord harmless from and against any and all claims, actions, damages, liability and expense (including, without limitation, reasonable fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property caused to any person in or about the Premises or arising out of the occupancy by Tenant or use by Tenant of the Property or occasioned wholly or in part
(as to such part) by any act or omission of Tenant, its agents,

contractors, employees, licensees or invitees, or by reason of any breach by Tenant of the terms and conditions of this Lease, unless such loss, injury or damage was caused by the gross negligence or willful misconduct of Landlord, its agents, employees, licensees or invitees. This Section 12.1 shall survive the termination of the Lease. In case any such claim, action or proceeding is brought against Landlord, upon notice from Landlord and at Tenant's sole cost and expense, Tenant shall resist or defend such claim, action or proceeding or shall cause it to be resisted or defended by an insurer.

                            ARTICLE THIRTEEN
                              Condemnation

         13.1. (a) If the whole or any part of the Premises shall be taken under the power of eminent domain, this Lease shall terminate as to the part so taken on the date Tenant is required to yield possession thereof to the condemning authority.

               (b) (i) If the portion of the Premises so taken under the power of eminent domain substantially impairs the beneficial and economic use and occupancy of the remainder of the Premises for the use specified in Section 2.1, either Landlord or Tenant may terminate this Lease as of the date when Tenant is required to yield possession to the condemning authority by giving notice of termination within forty-five
(45) days after the date of notice of such taking by Landlord to Tenant.

                   (ii) If any portion of the Property is so taken thereby causing the use of the Premises specified in Section 2.1 to be unlawful under applicable governmental requirements, and Landlord cannot or does not deem it reasonably feasible to take action to make such use lawful, then Landlord or Tenant may elect to terminate this Lease as of the date on which possession thereof is required to be yielded to the condemning authority, by giving notice of such election within forty-five (45) days after the date of notice of such taking by Landlord to Tenant.

                   (iii) If ten percent (10%) or more of the parking spaces in the Schein Parking Area or Schein Trailer Area are taken and Landlord does not replace such spaces at the Property, or if Tenant is permanently deprived of access to the Premises as a result of any condemnation of a portion of the Property, Tenant may elect to terminate this Lease as of the date the condemned property is required to be yielded to the possession of condemning authority by giving notice of termination within forty-five
(45) days after receiving notice of such taking from Landlord.

               (c) If this Lease is not terminated under this Section 13.1, Landlord, subject to Section 5.9 of this Lease, shall make such repairs and alterations as may be necessary in order to restore the part of the Premises not taken to tenantable condition, (i) all Rent (other than any Additional Rent due Landlord by reason of Tenant's failure to perform any of its obligations hereunder) shall be reduced proportionately as to the portion of the Premises so taken commencing on the date the property taken is require to be yielded to the possession of the condemning authority, and (ii) if the portion of the Premises being repaired is rendered untenantable during the period of repair and restoration by Landlord, the Rent otherwise payable by Tenant pursuant to this Lease shall be abated for the period of such untenantability in such proportion as the number of rentable square feet of the portion of the Premises rendered untenantable bears to the total number of rentable square feet of the Premises.

               (d) If any notice of termination is given pursuant to this section, this Lease shall terminate on the date the property taken is required to be yielded to the possession of the condemning authority and all Rent shall be adjusted as of the date of such termination.

         13.2. In the event of a condemnation affecting Tenant, Tenant shall have the right to make a claim against the condemning authority for relocation and moving expenses, and the unamortized cost of Alterations made by Tenant; provided and to the extent, however, that such claims or payments do not reduce the sums otherwise payable by the condemning authority to Landlord. Except as aforesaid, Tenant hereby waives all claims against Landlord and against the condemning authority, and Tenant hereby assigns to Landlord all claims against the condemning authority, including, without limitation, all claims for leasehold damages and diminution in value of Tenant's leasehold interest.

                            ARTICLE FOURTEEN
                             Quiet Enjoyment

         14.1. Landlord hereby covenants that Tenant, upon paying all Rent and other charges herein provided for, and observing and keeping all covenants, agreements and conditions of this Lease on its part to be kept, shall quietly have and enjoy the Premises during the Term without hindrance or molestation by anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease.

                             ARTICLE FIFTEEN
                        Assignment and Subletting

         15.1. (a) Tenant shall not, voluntarily, or by operation of law or otherwise, assign, mortgage, pledge or encumber this Lease, or sublet the whole or any part of the Premises, or permit the Premises to be used or occupied by anyone other than Tenant, without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

               (b) An assignment of this Lease shall include any transfer of a majority of the voting stock of Tenant or to any other change in voting control of Tenant (if Tenant is a corporation) in one
(1) or more transactions, or to a transfer of a majority of the general partnership interests in Tenant or managerial control of Tenant (if Tenant is a partnership), or to any comparable transaction involving any other form of business entity, whether effectuated in one (1) or more transactions; but, without Landlord's consent, Tenant shall have the right to assign this Lease or sublet the Premises or any portion thereof to a corporation into or with which Tenant is merged or consolidated, or to which substantially all of Tenant's assets are transferred, or to any corporation that controls or is controlled by Tenant, or is under common control with Tenant, provided in any of such events, (i) the successor to Tenant has a net worth (computed in accordance with generally accepted accounting principles), at least equal to the greater of (A) the net worth of Tenant and Guarantor immediately prior to such merger, consolidation or transfer or

(B) the net worth of Tenant and Guarantor on the date of this Lease,
(ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least twenty (20) days prior to such assignment, (iii) Guarantor (defined hereafter), if Landlord so requires, provides a reaffirmation of the Guaranty (defined hereafter) in form satisfactory to Landlord at least twenty (20) days prior to such assignment, and (iv) Tenant complies with this Article in all other respects in connection with such assignment.

         15.2. In the event of any assignment of this Lease or a subletting of all or any portion of the Premises, whether or not consent to such assignment or subletting is required, Tenant nevertheless shall remain liable for the performance of all of the terms, conditions and covenants of this Lease and Guarantor shall remain liable for the performance of all of the terms conditions and covenants of the Guaranty. In the event of an assignment, Tenant shall require any assignee to execute and deliver to Landlord an assumption of liability agreement in form reasonably satisfactory to Landlord, including an assumption by the assignee of all of the obligations of Tenant and the assignee's ratification of and agreement to be bound by all of the provisions of this Lease. Any subleases of the Premises, whether or not consent is required to such sublease, shall be under and subject to the terms of this Lease, and each sublease shall specifically so state. In addition to all sums payable hereunder, Landlord shall be entitled to, and Tenant shall promptly remit to Landlord, one hundred percent (100%) of any consideration received by Tenant as a result of any assignment of this Lease in excess of Tenant's reasonable costs of preparing the Premises for the assignee, reasonable legal fees of preparing the assignment documents, and reasonable brokerage commissions paid to an independent third party broker in connection with such assignment, and one hundred percent (100%) of any rent and other consideration received by Tenant as a result of any subletting of the Premises in excess of the Basic Rent and Tenant's reasonable costs of preparing the Premises (or a portion thereof for the subtenant) the reasonable legal fees of preparing the sublease, and reasonable brokerage commissions paid to an independent third party broker in connection with such assignment.

         Tenant's request for consent to any assignment or subletting shall be given to Landlord at least twenty (20) days before the execution of any assignment or sublease, shall be in writing and contain the name, address, and description of the business of the proposed assignee or subtenant, its most recent financial statement and other evidence of financial responsibility, its intended use of Premises, the terms and conditions of the proposed assignment or subletting, and a copy of the proposed form of assignment or sublease. Tenant shall also give Landlord at least twenty (20) days prior notice of any assignment or sublease permitted under Section 15.1(b) together with all of the information required by the immediately preceding sentence.

                             ARTICLE SIXTEEN
                              Subordination

         16.1. This Lease and Tenant's rights hereunder shall be subject and subordinate at all times in lien and priority to all mortgages now or hereafter placed upon or affecting the Property, and to all renewals, modifications, consolidations and extensions thereof, without the necessity of any further instrument or act on the part of Tenant. Tenant shall execute and deliver upon demand any further instrument or instruments confirming the subordination of this Lease to the lien of any such mortgages and any further instrument or instruments of attornment that may be desired by any mortgagee. Notwithstanding the foregoing, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant's consent, by giving notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery. The foregoing provisions of this Section 16.1 are subject, however, to the condition that the holder of any mortgage to which this Lease is subordinate shall deliver to Tenant a subordination, non-disturbance and attornment agreement in form reasonably satisfactory to Tenant and such mortgagee. Provided such non-disturbance is afforded to Tenant, Tenant hereby agrees to attorn (i) to any purchaser of any real estate of which the Premises is a part of any foreclosure sale, execution sale or private sale conducted pursuant to any mortgage, security instrument, or lien encumbering or affecting the Premises, and (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure.

         16.2. Tenant agrees that in the event the interest of Landlord becomes vested in the holder of any mortgage, or in anyone claiming by, through or under the holder of any mortgage, then such holder shall not be:

               (a) liable for any act or omission of any prior landlord (including Landlord herein); or

               (b) subject to any offsets or defenses which Tenant may have against any prior landlord (including Landlord herein); or


               (c) required to make or complete any improvements; or

               (d) bound by any rent which Tenant may have paid for more than the current month to any landlord (including Landlord herein); or

               (e) bound by any amendment or modification of any provisions hereof, or any cancellation or surrender of this Lease, after the mortgage is placed of record unless such amendment, modification, cancellation or surrender shall have been approved in writing by the holder of such mortgage.

                            ARTICLE SEVENTEEN
                    Estoppel Certificates; Financials

         17.1. Each party, at any time and from time to time and within ten (10) days after written request by the other, shall execute, acknowledge and deliver to the other a written instrument certifying:

               (a) whether this Lease has been modified or amended, and if so, the date, substance and manner of such modification or amendment;

               (b) the validity and force and effect of this Lease;

               (c) the existence of any default hereunder, and if so, the nature, scope and extent thereof;

               (d) the existence of any offsets, counterclaims or defenses thereto on the part of the certifying party, and if so, the nature, scope and extent thereof;

               (e) the commencement and expiration dates of the Term;

               (f) the dates to which Rent has been paid;

               (g) any other matters as may be reasonably requested.

         Any such certificate may be relied upon by the recipient party and any other person, firm or corporation to whom the same may be exhibited or delivered, and the party executing such certificate shall be bound by the contents of the same.

         17.2. Tenant agrees to furnish to Landlord at any time, but not more frequently than twice per year, within ten (10) days after request by Landlord, a copy of its financial statements for its last full fiscal year, including a balance sheet and a profit and loss statement for such year, and for the year in which the request is made through the end of the last fiscal period of Tenant for such year. Tenant agrees to furnish to Landlord at any time, but not more frequently than twice per year, within ten (10) days after request by Landlord, a copy of the Guarantor's financial statements for its last full fiscal year, including a balance sheet and a profit and loss statement for such year, and for the year in which the request is made through the end of the last fiscal period of Guarantor for such year.

                            ARTICLE EIGHTEEN
                        Curing Tenant's Defaults

         18.1. If Tenant shall be in default in the performance of any of its obligations under this Lease, Landlord, without any obligation to do so, in addition to any other rights it may have in law or equity, may elect to cure such default on behalf of Tenant after providing Tenant written notice thereof (which notice shall, without obligating Landlord in any manner, expressly reiterate Landlord's cure right contained herein), and such time to cure as Landlord determines is reasonable under the circumstances; provided, however, that no notice or opportunity to cure shall be required in case of emergency. Tenant shall reimburse Landlord upon demand for any sums paid or costs reasonably incurred by Landlord in curing such default, including interest thereon from the respective dates of Landlord's making the payments and incurring such costs, which sums and costs together with interest thereon shall be deemed Additional
Rent payable within ten (10) days after Tenant receives a bill therefor (which bill shall set forth in reasonable detail the costs for which compensation is claimed).

                            ARTICLE NINETEEN
                                Surrender

         19.1. At the expiration or earlier termination of the Term, Tenant shall promptly yield up vacant, broom clean and neat, and in the same condition, order and repair in which they are required to be kept throughout the Term, the Premises and all improvements, alterations and additions thereto, ordinary wear and tear and damage by fire or other casualty excepted.

         19.2. All movable non-structural partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment, whether or not attached to, or built into, the Premises, which are installed in the Premises by, or for the account of, Tenant without expense to Landlord and that can be removed without structural damage to the Premises or Property, and all furniture, furnishings and other articles of movable personal property owned by Tenant, or property of others in the care, custody and control of Tenant (collectively, the "Tenant's Property") shall be and shall remain the property of Tenant. At or before the expiration of the Term or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant's Property (except such items thereof as Landlord shall have expressly permitted, in writing, to remain, which property shall become the property of Landlord), and Tenant shall repair any damage to the Premises or Property resulting from any installation or removal of Tenant's Property. Any items of Tenant's Property that shall remain in the Premises or Property after the expiration date of the Term, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord's sole and absolute discretion and without accountability, at Tenant's expense. Notwithstanding the foregoing, if Tenant is in default under the terms of this Lease, it may remove Tenant's Property from the Premises only upon the express written direction of Landlord. Landlord may not require Tenant to remove Alterations at the expiration or earlier termination of the Term unless Tenant was notified by Landlord of the requirement for such removal at the time specified in Section 7.3.

         19.3. If Tenant, or any person claiming through Tenant, shall continue to occupy the Premises after the expiration or earlier termination of the term or any renewal thereof, such occupancy shall be deemed to be under a month-to-month tenancy under the same terms and conditions set forth in this Lease; except, however, that the Basic Rent during such continued occupancy shall be equal to one hundred fifty percent (150%) of the Basic Rent in effect immediately prior to such holdover. Anything to the contrary notwithstanding, any holding over by Tenant without Landlord's prior written consent shall constitute an event of default hereunder and shall be subject to all the remedies set forth in Article
Twenty hereof.

                             ARTICLE TWENTY
                            Default-Remedies

         20.1. It shall be an event of default under this Lease:

               (a) If Tenant does not pay in full any and all installments of Basic Rent or Additional Rent or any other charges or payments whether or not herein defined as Rent, within seven (7) days after notice that the same is due, provided, however that Tenant shall not be entitled to any such notice or grace period more than twice in any twelve (12) month period;
or

               (b) If Tenant violates or fails to perform or otherwise breaches any agreement, term, covenant or condition herein contained (other than requiring the payment of money) and such failure continues for more than thirty (30) days after written notice thereof to Tenant unless the failure is of such a nature as to reasonably require more than thirty
(30) days to correct or cure, in which case, provided that Tenant using its best efforts, has commenced to cure the default within such thirty
(30) day period and thereafter continues to use Tenant's best efforts to cure the default, the period shall be extended for a reasonable period of time, not to exceed ninety (90) days after Landlord's notice under this Section 20.1(b), for Tenant, using its best efforts, to cure the default provided, however that Tenant shall not be entitled to any such notice or grace period more than twice in any twelve (12) month period;
or


               (c) If Tenant voluntarily abandons the Premises for a period greater than ninety (90) days or removes or attempts to remove Tenant's goods or property therefrom other than in the ordinary course of business; or

               (d) If Guarantor violates or fails to perform or otherwise breaches any agreement, term, covenant or condition contained in the Guaranty; or

               (e) If Tenant or Guarantor becomes insolvent or bankrupt in any sense or makes an assignment for the benefit of creditors or offers a composition or settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant or Guarantor, or a bill in equity or other proceeding for the appointment of a receiver, trustee, liquidator, custodian, conservator or similar official for any of Tenant's or Guarantor's assets is commenced, or if a significant portion of the real or personal property of Tenant or Guarantor shall be levied upon by any sheriff, marshal or constable; provided, however, that any proceeding brought by anyone other than the parties to this Lease under any bankruptcy, reorganization arrangement, insolvency, readjustment, receivership or similar law shall not constitute an event of default until such proceeding, decree judgment or order has continued unstayed for more than ninety (90) consecutive days.

         20.2. Anything to the contrary contained in this Lease notwithstanding, it shall not be a default under this Lease for Tenant to remove from all or a portion of the Premises to another location operated by Tenant (or any affiliate of Tenant) any or all of the equipment, trade fixtures, inventory and alterations owned by it, in connection with a transfer, closure, relocation or modification of any portion of its operations, provided that, prior to such removal, Tenant provides reasonably adequate assurance to Landlord that it intends to promptly reestablish significant business operations at the Premises and, within 90 days of the completion of any such removal, actually reestablishes significant business operations at the Premises.

         20.3. Upon the occurrence of an event of default, Landlord shall have the following remedies and rights:

              (a) To terminate this Lease by giving written notice thereof to Tenant, and upon the giving of such notice the Term, and all rights of Tenant hereunder shall terminate, without affecting Tenant's liability for all sums due under this Lease;

              (b) To reenter the Premises, together with all additions, alterations and improvements, and, at the option of Landlord, remove all persons and all or any property therefrom, without being liable for prosecution or damages therefor, and repossess and enjoy the Premises;

               (c) At any time after repossession of the Premises, whether or not the

Lease shall have been terminated by Landlord, Landlord may make such reasonable alterations and repairs as may be necessary in order to relet the Premises and relet the Premises or any part or parts thereof, either in Landlord's name or otherwise, for a term or terms which may, at Landlord's option, be less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and at such rent or rents and upon such other terms and conditions as Landlord may decide. If the rentals received from such reletting during any month after deducting all costs incurred by Landlord in exercising its rights hereunder shall be less than that to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord, provided such reletting is a bona fide arms length transaction. Such deficiency shall be calculated and paid monthly.

               (d) To declare due and payable all unpaid Basic Rent for the unexpired period of the Term (and also all Additional Rent, as reasonably estimated by Landlord,) as if by the terms of this Lease the same were due and payable in advance, all discounted to present worth using a rate equal to the annual rate for United States obligations of equal duration to the period remaining in the term of the Lease, and upon payment of the same, Tenant shall be entitled to continue in possession pursuant to the terms of this Lease;

               (e) In the event of the termination of this Lease, or repossession of the Premises, Landlord shall be entitled to recover, in addition to any and all sums and damages for violation of Tenant's obligations hereunder in existence at the time of such termination, damages for Tenant's default in an amount equal to the amount of Basic Rent reserved for the balance of the Term of this Lease (plus Landlord's reasonable estimate of Additional Rent as well as all other charges, payments, costs and expenses herein agreed to be paid by Tenant), all discounted to present worth using a rate equal to the annual rate for United States obligations of equal duration to the period remaining in the term of the Lease, less the fair rental value of the Premises for the remainder of the Term, also discounted to present value at such rate, all of which shall be immediately due and payable from Tenant to Landlord; and

               (f) TENANT, IN CONSIDERATION OF THE EXECUTION OF THIS LEASE
BY LANDLORD AND FOR THE COVENANTS AND AGREEMENTS ON THE PART OF LANDLORD HEREIN CONTAINED, AND FULLY COMPREHENDING THE

RELINQUISHMENT OF CERTAIN RIGHTS INCLUDING RIGHTS OF PREJUDGMENT NOTICE AND HEARING AND OF POST-JUDGMENT/PRE-EXECUTION NOTICE AND HEARING, AND AFTER DEFAULT BY TENANT UNDER THIS LEASE AND TEN (10) DAYS' PRIOR NOTICE FROM LANDLORD OF LANDLORD'S INTENT TO CONFESS JUDGMENT IN EJECTMENT (IN ADDITION TO ANY OTHER NOTICE REQUIRED, IF ANY, UNDER SECTION 20.1(a) OR 20.1(b) OF THIS LEASE, HEREBY EXPRESSLY AUTHORIZES ANY ATTORNEY OF ANY COURT OF RECORD TO ACCEPT SERVICE OF PROCESS FOR, TO APPEAR FOR, AND TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT IN ANY AND ALL ACTIONS BROUGHT HEREUNDER BY LANDLORD AGAINST TENANT TO RECOVER POSSESSION FROM TIME TO TIME OF THE PREMISES (AND TENANT AGREES THAT UPON THE ENTRY OF

EACH JUDGMENT FOR SUCH POSSESSION A WRIT OF POSSESSION OR OTHER APPROPRIATE PROCESS MAY ISSUE FORTHWITH). THE RIGHT TO CONFESS JUDGMENT IN EJECTMENT SHALL NOT BE EXHAUSTED BY THE SINGLE OR MULTIPLE USE THEREOF. TENANT CONFIRMS THAT THIS IS A COMMERCIAL LEASE, THAT TENANT WAS REPRESENTED BY COUNSEL IN TENANT'S NEGOTIATION AND EXECUTION OF THIS LEASE, AND THAT TENANT KNOWINGLY, WILLINGLY, FREELY AND VOLUNTARILY EXECUTED THIS LEASE WITH THIS SECTION 20.3.(F) AS A PART THEREOF.

         20.4. Any payment of Basic Rent, Additional Rent, or any other charge under this Lease (including amounts due by acceleration) which is not paid within ten (10) days after the same is due, shall bear interest from the date due until the date paid by Tenant. In addition, Tenant shall pay to Landlord an administrative charge of three percent (3%) of any amount owed to Landlord pursuant to this Lease which is not paid within ten (10) days of the date which is set forth in this Lease if a date is specified as the due date for such payment, or, if a date is not specified, within ten (10) days of the mailing of a bill therefor by Landlord. The three percent (3%) administrative charge paid by Tenant shall be applied against the amount of interest which accrues on any delinquent installment, so that once Tenant has paid the administrative charge, no further interest shall accrue on any delinquent installment until the amount of interest due exceeds the amount of the administrative charge. If Landlord incurs a penalty in connection with any payment which Tenant has failed to make within the times required in this Lease, Tenant shall pay Landlord, in addition to such sums, the full amount of such penalty incurred by Landlord.

         20.5. No waiver by either Landlord or Tenant of any breach by the other of any obligations, agreements or covenants herein shall be a waiver of any subsequent breach or of any obligation, agreement or covenant, nor shall any forbearance by either Landlord or Tenant to seek a remedy for any breach by the other be a waiver of any rights and remedies with respect to such or any subsequent breach.

         20.6. No right or remedy herein conferred upon or reserved to Landlord or Tenant is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute.

         20.7. In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then:

               (a) "Adequate assurance of future performance" by Tenant and/or any assignee of Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of two (2) months the then-current Base Rent payable hereunder.


               (b) Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment. Any such assignee shall, upon demand by landlord, execute and deliver to landlord an instrument confirming such assumption of liability.

               (c) Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as "Rent", shall constitute "rent" for the purposes of Section 502(b)(6) of the Bankruptcy Code.

               (d) If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Basic Rent, Additional Rent and other amounts hereunder), shall be the remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord's property under the preceding sentence not paid or delivered to landlord or Agent shall be held in trust by Tenant or Tenant's bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over the Landlord.

         20.8. If Landlord shall be in default in the performance of any of its obligations under this Lease for thirty (30) consecutive days after written notice from Tenant (unless such default is not susceptible of cure within thirty (30) days in which event Landlord shall failed to commence curing such default within such thirty (30) day period and to diligently prosecute such cure to completion), then Tenant shall notify Landlord in writing if Tenant intends to cure such default on behalf of Landlord. If, ten (10) days following such second notice Landlord has failed to commence curing such default, Tenant shall have the right to cure the default on behalf of Landlord. Landlord shall reimburse Tenant for all reasonable out-of-pocket costs incurred by Tenant in curing such default within ten (10) days after Landlord receives a bill therefor
(which bill shall set forth in reasonable detail the costs for which compensation is claimed). Notwithstanding the foregoing, Tenant shall not have any right in exercising its remedies under the preceding sentence to make any repairs or modifications to areas outside the Premises, except those solely serving the Premises.

         20.9. Notwithstanding anything to the contrary contained in Section 20.8, in the event that Landlord fails to promptly perform of any of its obligations under this Lease and, as a result of such failure, Tenant cannot reasonably conduct normal business activities under the circumstances, Tenant shall have the right, following notice to Landlord (which, for purposes of this Section 20.8 only, may be by telephone only), to commence curing such failure on behalf of Landlord, and Landlord shall reimburse Tenant for all reasonable out-of-pocket costs incurred by Tenant in curing such default within twenty (20) days after Landlord receives a bill therefor (which bill shall set forth in reasonable detail the costs for which compensation is claimed).

                           ARTICLE TWENTY-ONE
                   Condition of Title and of Premises

         21.1. Tenant represents that the Property and the Premises, the street or streets, sidewalks, parking areas, curbs and access ways adjoining them, any surface and subsurface conditions thereof, and the present uses and non-uses thereof, have been examined by Tenant, and Tenant accepts them AS-IS, WHERE-IS in the condition or state in which they now are, or any of them now is, without relying on any representation of Landlord, subject, however, to the Landlord's obligations under Section
1.2 and with respect to the items specified at Section 8.3. This Lease is made under and subject to all liens, encumbrances, easements, covenants, conditions, restrictions and other documents or matters now or hereafter of record.

                           ARTICLE TWENTY-TWO
                        Interruption of Services

         22.1. Except as specifically provided in this Lease, in case Landlord is prevented or delayed by Uncontrollable Delay in furnishing any service required to be provided by Landlord under this Lease, Landlord shall not be liable to Tenant therefor, nor shall the same give rise to a claim in Tenant's favor that such absence of services constitutes actual or constructive, total or partial eviction or renders the Premises untenantable.

                          ARTICLE TWENTY-THREE
                          Waiver of Jury Trial

         23.1. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, or any claim of injury or damage, or any other remedy with respect thereto.

                           ARTICLE TWENTY-FOUR
                            Waiver of Notices

         24.1. Except for notices expressly provided for in this Lease, Tenant hereby waives all notices of any nature, including, without limitation, all notice requirements of the Pennsylvania Landlord and Tenant Act.

                           ARTICLE TWENTY-FIVE
                          Enforcement Expenses

         25.1. In the event any action or proceeding is brought by Landlord or

Tenant to enforce any of the provisions of this Lease, the prevailing party shall be entitled to receive from the other all costs and expenses, including reasonable legal fees, incurred in connection therewith. In addition, each party shall pay upon demand all of the other party's reasonable costs and expenses, including reasonable legal fees, incurred in any litigation in which the defaulting party causes the other, without the other's fault, to become involved. Tenant shall pay Landlord's reasonable attorneys' fees (not including in-house counsel) incurred in connection with Tenant's request for Landlord's consent under provisions of this Lease governing assignment and subletting, or in connection with any other act which Tenant proposes to do and which requires Landlord's consent.

                           ARTICLE TWENTY-SIX
                             Interpretation

         26.1. The captions in this Lease are for convenience only and are not a part of this Lease and do not in any way define, limit, describe or amplify the terms and provisions of this Lease or the scope or intention thereof.

         26.2. This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise. Tenant agrees, within twenty (20) days after request by Landlord, to make such changes to this Lease as are required by any institutional mortgagee, provided such changes do not increase any amounts payable by Tenant, impede Tenant's access to Premises, decrease the size of or change the location of the Premises, or otherwise materially and adversely affect Tenant's rights and obligations under this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun, singular number, shall include the masculine, feminine and neuter genders and the singular and plural number. Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.

         26.3.    Time is of the essence of this Agreement.

         26.4. This Lease shall be governed by the laws of the Commonwealth of Pennsylvania.

         26.5. Each writing or plan referred to herein as being attached hereto as an Exhibit or otherwise designated herein as an Exhibit hereto is hereby made a part hereof.

         26.6. Wherever interest is required to be paid hereunder, such interest shall be at the rate of four percent (4%) per annum over the rate announced publicly by First National Bank of Chicago, or its successors, from time to time as its prime rate.

                          ARTICLE TWENTY-SEVEN
                              Common Areas

         27.1. All Common Areas, including but not limited to roads, driveways, sidewalks, loading facilities, rail lines and other common facilities as may be provided, from time to time are for the general nonexclusive use, in common, of Landlord and all owners and tenants of the Property, their employees and guests, and at all times, are subject to the sole and exclusive control of the Landlord and the owners of other portions of the Property. Landlord and the owners of other portions of the Property shall have the right, from time to time, to establish, modify and enforce rules and regulations regarding the Common Areas, to alter, modify or otherwise change the Common Areas, to grant exclusive rights to use portions of the Common Areas and to do such other acts, in and to all Common Areas, as in Landlord's and such owners' sole judgment, shall be desirable or advisable to improve or maintain them; provided, however, that in the exercise of the rights set forth in this sentence, parking comparable to Schein Parking Area and Schein Trailer Area, and access to and from the Premises shall be maintained and Tenant's right to use and occupy the Premises in accordance with the terms of this Lease shall not be materially and adversely affected. Landlord and the other owners of portions of the Property shall have the right to construct additional buildings and other improvements on the Property for such purposes as Landlord and such owners may deem appropriate and to alter, modify or otherwise change the Property, provided, however, that parking comparable to Schein Parking and the Schein Trailer Area and access to and from the Premises is maintained and Tenant's right to use and occupy the Premises in accordance with the terms of this Lease shall not be materially and adversely affected.

                          ARTICLE TWENTY-EIGHT
                               Definitions

         28.1. The word "Landlord" is used herein to include the Landlord named above as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person, whether or not named herein, shall have no liability hereunder after such person ceases to hold title to the Premises except for obligations which may have theretofore accrued. Neither Landlord nor any partner or other principal of Landlord nor any owner of the Premises, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises, and if Landlord is in breach or default with respect to Landlord's obligations under this Lease or otherwise, Tenant shall look solely to Landlord's interest in the Premises, or if the Premises have been sold, solely to the net proceeds to the Landlord from such sale (net of customary closing costs, broker's commissions, and apportionments), for the satisfaction of any claim, recovery, or judgment against Landlord; the liability of Landlord shall be limited to Landlord's interest in the Premises, or if the Premises have been sold, solely to the net proceeds to the Landlord from such sale (net of customary closing costs, broker's commissions, and apportionments).

         28.2. The word "Tenant" is used herein to include the Tenant named above as well as its successors and assigns, each of which shall be under the same obligations, liabilities and disabilities and each of which shall have the same rights, privileges and powers as it would have possessed had it originally signed this Lease as Tenant. Each and every of the persons named above as Tenant shall be bound formally and severally by the terms, covenants and agreements contained herein. However, no such rights, privileges or power shall inure to the benefit of any assignee of Tenant immediate or remote, unless the assignment to such assignee is permitted or has been approved in writing by Landlord.

         28.3. The word "mortgage" is used herein to include any lien or encumbrance on the Premises or the Property or on any part of or interest in or appurtenance to any of the foregoing. The word
"mortgagee" is used herein to include the holder of any mortgage.
Wherever any right is given to a mortgagee, that right may be exercised on behalf of such mortgagee by any representative or servicing agent of such mortgagee.

         28.4. The word "person" is used herein to include a natural person, a partnership, a corporation, an association, and any other form of business association or entity.

                           ARTICLE TWENTY-NINE
                                 Notices

         29.1. All notices, demands, requests, consents, certificates, waivers and other communications required or permitted hereunder from either party to the other shall be in writing and sent by recognized overnight delivery service providing receipted delivery, such as Federal Express, and shall be deemed delivered and received one (1) business day after delivery to such overnight delivery service. All such notices shall be addressed as follows:

                             If to Landlord:

                  First Industrial
                  Harrisburg, L.P.
                  c/o First Industrial
                  Realty Trust, Inc.
                  6360 Flank Drive - Suite 600
                  Harrisburg, PA 17112
                  Attention: Mr. Craig Cosgrove

                         and

                  First Industrial Harrisburg, L.P.
                  c/o First Industrial
                  Realty Trust, Inc.

                  311 South Wacker Drive - Suite 4000
                  Chicago, IL   60606
                  Attention:  Mr. Michael W. Brennan

                         and

                  F. Michael Wysocki, Esquire
                  Saul, Ewing, Remick & Saul LLP
                  Centre Square West
                  1500 Market Street - 38th Floor
                  Philadelphia, PA 19102

                    If to Tenant:

                  Henry Schein, Inc.
                  135 Duryea Road
                  Melville, NY   11747
                  Attention:        Mark Mlotek, Esquire
                                    Steven R.La Hood, Senior Vice President

                         and

                  Parker Chapin Fallau & Klimpl, LLP
                  1211 Avenue of the Americas
                  New York, NY 10036
                  Attention: Bruce S. DePaola, Esquire

Either party may at any time, in the manner set forth for giving notices to the other, specify a different address to which notices to it shall be sent.

                             ARTICLE THIRTY
                                 Brokers

         30.1. Landlord and Tenant each for itself, hereby covenants, warrants and represents to the other that neither Landlord nor Tenant has had any conversations or negotiations with any broker, except Cushman &
Wakefield of Long Island, Inc., concerning the leasing of the Premises by Tenant. Landlord shall be solely responsible for paying the commissions of Cushman & Wakefield of Long Island, Inc. Each party agrees to and hereby does indemnify, defend and hold the other harmless from and against any brokerage commissions or finder's fees or claims therefor by a party (other than Cushman & Wakefield of Long Island, Inc.
for whose commission Landlord is responsible) claiming to have dealt with the indemnifying party and all costs, expenses, and liabilities in connection therewith, including, without limitation, reasonable attorney's fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of the Lease for any reason.


                           ARTICLE THIRTY-ONE
                          Environmental Matters

         31.1. For purposes of this Lease, the term "Hazardous Materials" shall mean (1) radon gas, asbestos, petroleum, petroleum products and byproducts, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent; (2) any substance, gas, material or chemical which is defined as or included in the definition of "hazardous substances", "toxic substances", "hazardous materials", "hazardous wastes" or words of similar import under any federal, state or local statute, law, or ordinance applicable to the Premises or under the regulations adopted or guidelines promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections
9061 et seq. ("CERCLA"); the Hazardous Materials Transportation Act, as amended 49 U.S.C. Sections 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et seq.; and (3) any other chemical, material, gas, or substance, exposure to or release of which is prohibited, limited or regulated by any governmental or quasi-governmental entity or authority that has jurisdiction over the Premises or the operations or activity at the Premises.

         31.2. For purposes of this Lease, the term "Environmental Laws" means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, authorizations, agreements and similar items, of or with any and all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, Pennsylvania and political subdivisions having jurisdiction over the Premises or Property, and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, Releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to storage tanks.

         31.3. For purposes of this Lease, the term "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or proximate to the Premises or Property.

         31.4. For purposes of this Lease, the term "Threat of Release" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or proximate to the Premises or Property which may result from such Release.

         31.5. Tenant shall not store. place, use, generate, transport or dispose of any Hazardous Materials at, on, or in the Premises or Property (except to the extent permitted under Sections 2.1(a) and 9.1(f)), shall comply with Environmental Laws, and promptly shall take all remedial action, at Tenant's sole cost and expense, necessary or desirable to remedy, clean-up and remove the presence of Hazardous Materials resulting from Tenant's violation of the prohibitions set forth in this section or Tenant's failure to comply with Environmental Laws. Any such remedial action shall be performed by an independent reputable environmental remediation engineer, in strict compliance with the requirements of Environmental Laws, in accordance with environmental remediation industry practices, in accordance with the then current and evolving best available environmental remediation technology, and in accordance with a remediation plan approved by Landlord. Such remediation shall comply with the terms of Sections 7.2,
7.3 and 7.4 of this Lease. Tenant shall immediately notify Landlord of any Release or Threat of Release caused by Tenant or of which Tenant has knowledge. Tenant shall promptly provide to Landlord copies of all correspondence relating to any Release, Threat of Release or remediation or other, environmental response action under this Section 31.5.
Landlord shall have the right, but not the obligation, from time to time during the performance of any remediation work and following the completion of the same, to inspect the Premises and all information and documentation relating thereto.

         31.6. Tenant hereby agrees to indemnify, protect, defend and hold harmless Landlord, and Landlord's successors and assigns, officers, directors, shareholders, partners and employees ("Indemnified Landlord Parties") (with counsel reasonably acceptable to the Indemnified
Landlord Parties) from and against, and shall pay and reimburse the Indemnified Landlord Parties for, any and all losses, claims, liabilities, damages, injunctive relief, injuries to persons, property or natural resources, fines, penalties, costs, expenses, including, without limitation, attorneys' fees, expenditures, expenses and court costs, actions, administrative investigations and/or proceedings, and causes of action and sums paid in settlement of litigation (it being understood that so long as Tenant is defending the Indemnified Landlord Party and is not in default of its obligations hereunder, no such litigation (other than relating to governmental fines and penalties or criminal actions) shall be settled without the reasonable consent of Tenant), arising directly or indirectly, in whole or in part, out of any Release, Threat of Release or any discharge, threatened discharge, deposit, presence, treatment, transport, handling or disposal of any Hazardous Materials on, at, under, in or from the Property caused or generated by Tenant, its employees, agents or contractors or in the air, land surface, subsurface strata, soil, surface water, groundwater, or soil vapor on, under, in or from any part of the Property caused or generated by Tenant, its employees, agents or contractors, or resulting from the migration or the alleged or potential migration of Hazardous Materials from the Property caused or generated by Tenant, its employees, agents or contractors. The foregoing indemnity shall include, without limitation, (1) all costs at law or in equity of inspection, clean-up, removal, remediation, testing, monitoring and restoration of any kind, and disposal of any Hazardous Materials, (2) all costs of determining whether the Premises and Property are in compliance, and causing the Premises and Property to be or become in compliance, with all applicable Environmental Laws, (3) all costs and liabilities associated with claims for damages to, and remedial action with respect to, persons, property or natural resources, (4) all fines and other penalties associated with claims of noncompliance with any Environmental Laws, and (5) all reasonable consultants' and attorneys' fees and costs. The foregoing indemnity shall survive any assignment or other transfer by any or all of the Indemnified Landlord Parties of their respective interests in the Premises and shall remain in full force and effect regardless of whether the indemnified costs and liabilities are incurred by the Indemnified Landlord Parties in question before or after termination of the Lease.

         31.7. Landlord hereby agrees to indemnify, protect, defend and hold harmless Tenant, and Tenant's successors and assigns, officers, directors, shareholders, partners and employees ("Indemnified Tenant Parties") (with counsel reasonably acceptable to the Indemnified Tenant

Parties) from and against, and shall pay and reimburse the Indemnified Tenant Parties for, any and all losses, claims, liabilities, damages, injunctive relief, injuries to persons, property or natural resources, fines, penalties, costs, expenses, including, without limitation, attorneys' fees, expenditures, expenses and court costs, actions, administrative investigations and/or proceedings, and causes of action and sums paid in settlement of litigation (it being understood that so long as Landlord is defending the Indemnified Tenant Party and is not in default of its obligations hereunder, no such litigation (other than relating to governmental fines and penalties or criminal actions) shall be settled without the reasonable consent of Landlord), arising directly or indirectly, in whole or in part, out of any Release, Threat of Release or any discharge, threatened discharge, deposit, presence, treatment, transport, handling or disposal of any Hazardous Materials on, at, under, in or from the Property caused or generated by Landlord, its employees, agents or contractors or in the air, land surface, subsurface strata, soil, surface water, groundwater, or soil vapor on, under, in or from any part of the Property caused or generated by Landlord, its employees, agents or contractors, or resulting from the migration or the alleged or potential migration of Hazardous Materials from the Property caused or generated by Landlord, its employees, agents or contractors. The foregoing indemnity shall include, without limitation, (1) all costs at law or in equity of inspection, clean-up, removal, remediation, testing, monitoring and restoration of any kind, and disposal of any Hazardous Materials, (2) all costs of determining whether the Premises and Property are in compliance, and causing the Premises and Property to be or become in compliance, with all applicable Environmental Laws, (3) all costs and liabilities associated with claims for damages to, and remedial action with respect to, persons, property or natural resources, (4) all fines and other penalties associated with claims of noncompliance with any Environmental Laws, and (5) all reasonable consultants' and attorneys' fees and costs. The foregoing indemnity shall survive any assignment or other transfer by any or all of the Indemnified Tenant Parties of their respective interests in the Premises and shall remain in full force and effect regardless of whether the indemnified costs and liabilities are incurred by the Indemnified Tenant Parties in question before or after termination of the Lease.

         31.8. Landlord agrees that it shall be solely responsible for complying with Environmental Laws as they pertain to all underground storage tanks on the Property (the "Tanks"). Landlord shall by April 15, 1998 remove in accordance with applicable Environmental Laws the two (2) gasoline pumps now located in the Common Areas immediately adjacent to the Premises (the "Pumps"), at its cost and expense. Landlord shall indemnify, defend and hold harmless Tenant from and against any claims, actions, losses, costs, liabilities, damages or expenses relating to the Tanks and Pumps, unless such claims, actions, losses, costs, liabilities, damages or expenses are attributable to the actions of Tenant, its employees, agents or contractors.

                           ARTICLE THIRTY-TWO
            Subdivision or other Development of the Property

         32.1. (a) Subject to the provisions of Article 35 hereof, Tenant acknowledges and agrees that Landlord and other owners of the Property have the right to develop, alter, modify or otherwise change the Property in such manner and for such purposes as they may deem appropriate provided that Tenant's rights to use and occupy the Premises and to use the Schein

Parking Area and Schein Trailer Area (or parking facilities reasonably comparable to the Schein Parking Area and Schein Trailer Area) in accordance with the terms of this Lease are not materially and adversely affected. Without limiting the generality of the foregoing, Tenant acknowledges and agrees that at any time and from time to time as Landlord and other owners of the Property shall deem necessary or appropriate, they, or any of them shall have the right to subdivide the Property, undertake development of the Property, or establish any easement, dedication, or right of way over the Property. Tenant shall, at the request of Landlord or any governmental authority, public utility or private utility operator, and at Landlord's cost, promptly execute, acknowledge and deliver such documents as Landlord, any governmental authority, public utility or private utility may deem necessary or desirable in connection with such subdivision, development, easement, dedication or right-of-way. Landlord shall give Tenant notice of any covenants, conditions or restrictions imposed upon the Property.

               (b) Tenant acknowledges and agrees that Landlord's activities pursuant to Section 32.1(a) may change the description of the Property and the denominator in the calculating Tenant's Operating Expense Proportionate
Share. Landlord shall give Tenant notice of all such changes, and such changes shall become effective upon at least five (5) days' prior notice by Landlord to Tenant.

                          ARTICLE THIRTY-THREE
                            Options to Renew

         33.1. Tenant is granted four (4) options (each, a "Renewal Option") to extend the Term for three (3) consecutive additional periods of five (5) years each and, immediately following such three (3) periods, one final period of four (4) years, eleven (11) months (each period, a "Renewal
Term").

         33.2. Each Renewal Option is granted subject to the following conditions:

               (a) Each Renewal Option must be exercised, if at all, by notice from Tenant to Landlord given on or before the two hundred seventieth (270th) day prior to the end of the then expiring Term or Renewal Term, as the case may be, time being of the essence.

               (b) In the case of the second, third and fourth Renewal Terms, Tenant shall have first exercised its option with respect to all prior Renewal Terms.

               (c) At the time of exercise of each Renewal Option and the commencement of each Renewal Term, this Lease must be in full force and effect, and there shall not exist any default by Tenant under this Lease.

         33.3. All terms, provisions and conditions contained in this Lease shall continue to apply during the Renewal Terms, except that:

               (a) The Basic Rent for each Renewal Term shall be in the amount set forth on Exhibit "Renewal Term Rent."

         33.4. There shall be no further right of renewal after the expiration of the Renewal Terms set forth in this Article Thirty-Three.

                              ARTICLE XXXIV
                          Right of First Offer

         34.1. (a) Subject to the conditions set forth in this Article XXXIV, in the event that during the First Offer Period (as hereinafter defined) all or any portion of the First Offer Space (as hereinafter defined) becomes available for lease from time to time, Landlord shall offer to lease the First Offer Space to Tenant prior to leasing the same to another person or entity. The term "First Offer Period" shall mean the period from the Commencement Date through the date which is two (2) years prior to the expiration of the Term, taking into account any Renewal Terms, if the Renewal Options have been exercised by Tenant. The "First Offer Space" consists of all space in the Building which shall have, subsequent to the date of this Lease, been first leased to a tenant other than F. W. Woolworth Company and then become vacant.

               (b) Landlord shall make such offer by notice in writing to Tenant (the "First Offer Notice"). The First Offer Notice shall specify which portion of the First Offer Space Landlord proposes to lease to Tenant and shall also set forth the following terms and conditions for Tenant's lease of the First Offer Space, all of which shall be determined by Landlord in its sole discretion:

                   (i)  Basic Rent and Additional Rent;

                   (ii) any rent credits, abatements, construction allowances and other concessions or economic terms;

                   (iii) the commencement date for Tenant's lease of the First Offer Space; and

                   (iv) the expiration date(s) of the term of the lease of the First Offer Space, which may be before or after the expiration date of the Term of this Lease. If the expiration date of the Term as to the First Offer Space would occur after the expiration date of the Term of this Lease as to the balance of the Premises, this Lease shall continue in full force and effect as to the First Offer Space until the expiration date of the Term as to the First Offer Space.

               (c) (i) Tenant shall have the right (the "Right of First Offer") to lease all (but not less than all) of the portion of the First Offer Space specified in Landlord's First Offer Notice upon the terms and conditions set forth in Landlord's First Offer Notice and in this Section. Tenant shall exercise its Right of First Offer only by delivering written notice to Landlord within thirty (30) days after Tenant's receipt of the First Offer Notice, time being of the essence. At the time of the exercise of the Right of First Offer, and the commencement of this

Lease as it pertains to the First Offer Space, this Lease must be in full force and effect and there shall not exist any default by Tenant under this Lease..

                   (ii) In the event Tenant does not exercise the Right of First Offer with respect to any First Offer Space offered to Tenant under this Section 35.1, Landlord may thereafter lease such First Offer Space to any person or entity on any terms and conditions that Landlord deems acceptable, subject, however, to the restriction that that annual basic rent on a per rentable square foot basis (taking into consideration all allowances, abatements and other economic factors) under the terms of the lease which Landlord enters into with a person or entity other than Tenant shall not be lower than the basic rent offered Tenant in the First Offer Notice. Notwithstanding the foregoing, if Landlord from time to time desires to lease the First Offer Space on terms which would violate the foregoing restriction (the "Revised Terms"), Landlord may lease the First Offer Space on the Revised Terms so long as Landlord, by notice to Tenant (the "Revised First Offer Notice"), shall first offer to lease the First Offer Space to Tenant on the Revised Terms. Tenant shall exercise its Right of First Offer on the Revised Terms by delivering written notice to Landlord within seven (7) days after receipt of the Revised First Offer Notice, time being of the essence. If Landlord does not receive Tenant's notice of its exercise of its Right of First Offer on the Revised Terms within such seven (7) day period, Landlord may lease the First Offer Space on any terms and conditions, but again subject to the restriction against entering into a lease at lower basic rent than that offered Tenant in the Revised First Offer Notice.

               (d) Any First Offer Space as to which Tenant exercises its Right of First Offer shall become part of the Premises, and, except as otherwise set forth in the First Offer Notice, all of the terms and conditions applicable to the Premises shall also apply to such space.

               (e) Promptly following Tenant's exercise of any Right of First Offer, Landlord and Tenant shall execute an amendment to this Lease setting forth the Basic Rent and the other terms of Tenant's lease of such First Offer Space.

                             ARTICLE THIRTY-FIVE
                             No Construction Area

         Notwithstanding anything in this Lease to the contrary, Landlord agrees that it shall not construct an addition to the Building, or other improvements, in the area designated as "No Construction Area" on the Exhibit "Site Plan", without Tenant's prior written consent.

                           ARTICLE THIRTY-SIX
                                Guaranty

         This Lease shall be guaranteed by Henry Schein, Inc. (the "Guarantor") pursuant to a guaranty in the form of the Guaranty of Lease attached hereto as Exhibit "Guaranty", (the "Guaranty") which shall be delivered to Landlord simultaneously with delivery of this Lease.

                          ARTICLE THIRTY-SEVEN
                 Signs of Other Tenants of the Building

         Anything to the contrary contained in this Lease notwithstanding, Landlord shall not permit any other tenant of the Building, as the same may be expanded, altered or reconfigured, to erect a pylon, monument or any other sign on the Property or on any adjacent property owned by Landlord or an affiliate of Landlord (unless the Tenant leases space in such adjacent property in the building to which the pylon, monument or other sign is related), without Tenant's prior written consent; provided, however, that all other tenants of the Building may be afforded space on Tenant's pylon sign which space shall be beneath Tenant's space thereupon and shall be of a size equal to (x) the surface area on the pylon sign which is usable for signage multiplied by (y) such tenant's Proportionate Share. Additionally, Landlord will not permit another tenant of the Building nor any other person (including Landlord) to erect, install, affix or add any sign to the roof, exterior walls, exterior windows or any other exterior surface of the Building, provided that Landlord may permit other tenants of the Building to have signs at access points into their respective premises.

                          ARTICLE THIRTY-EIGHT
                        Additional Reimbursements

         38.1. Landlord has agreed to sell to Tenant, and Tenant has agreed to purchase from Landlord, certain racking and conveyor equipment located at the Property (the "Equipment"). The Equipment is being sold "as-is, where is," without representation or warranty by Landlord. In consideration of the Equipment, Tenant agrees to pay Landlord sixty (60) consecutive monthly payments (the "Equipment Payments") of $2,844.76 each, commencing on the first day of March 1998 and thereafter on the first day of each of the next fifty-nine months of the Term. Such payments are Additional Rent hereunder. In the event that this Lease shall be terminated prior to payment in full of the foregoing payments, for any reason, Tenant shall, at the time of termination of this Lease, pay to Landlord in full all remaining unpaid Equipment Payments.

         38.2. At Tenant's request, Landlord has agreed to install certain new heating equipment at the Premises during preparation of the Premises by Landlord (the "Heating Equipment"). The Heating Equipment consists of the new gas fired air rotation heating units for the Premises. In consideration of the installation of the Heating Equipment, Tenant agrees to pay Landlord monthly payments ("Heating Equipment Payments") of $1,770.55 each, commencing on the first day of March 1998 and thereafter on the first day of each of the next two hundred forty (240) months of the Terms or until expiration of the Term, whichever shall occur first; provided, however, that if the Term shall be terminated prior to its scheduled expiration date pursuant to Article 1.1, as the same may have been extended pursuant to Article 33, by reason of default by Tenant hereunder, Tenant shall, at the time of termination of this Lease, pay to Landlord the sum of the Heating Equipment Payments which Tenant would have paid Landlord during the remainder of the Term had the Term continued to its scheduled expiration date.

         IN WITNESS WHEREOF, and in consideration of the mutual entry into this Lease and for other good and valuable consideration, and intending to be legally bound, each party hereto has caused this agreement to be duly executed under seal.

                                Landlord:

                                FIRST INDUSTRIAL PENNSYLVANIA, L.P., a
                                Delaware limited partnership, by its
                                sole general partner, First Industrial
                                Pennsylvania Corporation, a Maryland
                                corporation
Witness:

______________________________  By:   ____________________________________
                                Print Name:  ______________________________
                                Print Title: ______________________________

                                Tenant:

Attest:                         HENRY SCHEIN (LANCASTER, PA.) INC., a
                                Pennsylvania corporation


______________________________  By:     ____________________________________
Secretary                               President